Exhibit 3.1

SECOND AMENDMENT
TO
SECOND AMENDED AND RESTATED BYLAWS
OF
ASCENT SOLAR TECHNOLOGIES, INC.

The undersigned, being the Secretary of Ascent Solar Technologies, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the Corporation's Second and Amended and Restated Bylaws, dated February 10, 2009 (the “Bylaws”), were amended by a resolution of the Corporation's Board of Directors, adopted as of January 24, 2013, as follows:

Section 7.6 of the Bylaws is amended and restated in its entirety to read as follows:

7.6 The Corporation shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify any director or officer made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director or officer of the Corporation or a predecessor corporation or, at the Corporation's request, a director or officer of another corporation; provided, however, that the Corporation shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Board of Directors of the Corporation. The indemnification provided for in this Section 7.6 shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director or officer, and (iii) inure to the benefit of the heirs, executors and administrators of such a person. The Corporation's obligation to provide indemnification under this Section 7.6 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

Expenses incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director or officer of the Corporation (or was serving at the Corporation's request as a director or officer of another corporation) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by relevant sections of the General Corporation Law of Delaware. Notwithstanding the foregoing, the Corporation shall not be required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the Board of Directors of the Corporation that alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent's fiduciary or contractual obligations to the Corporation or any other willful and deliberate breach in bad faith of such agent's duty to the Corporation or its stockholders.

The foregoing provisions of this Section 7.6 shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The Board of Directors in its discretion shall have power on behalf of the Corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an employee or agent of the Corporation.

To assure indemnification under this Section 7.6 of all directors, officers and employees who are determined by the Corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Corporation that may exist from time to time, Section 145 of the General Corporation Law of Delaware shall, for the purposes of this Section 7.6, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the Corporation that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 24 day of January, 2013.

/s/GARY GATCHELL
Gary Gatchell, Secretary